EXHIBIT 23.3

Notice of Inability to Obtain Consent From Arthur Andersen & Co.

Peak International Limited, and its subsidiaries, has not received the consent of Arthur Andersen & Co. to the incorporation by reference in the Registration Statement on this Form S-8 of Peak International Limited of Arthur Andersen & Co.’s report dated April 22, 2002, which report appears in Peak International Limited’s Annual Report on Form 10-K for the year ended March 31, 2003.

Peak International Limited has dispensed with the requirement to file Arthur Andersen & Co.’s consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen & Co. has not consented to the incorporation by reference of their report into Peak International Limited’s registration statement under the Securities Act of 1933, you will not be able to recover against Arthur Andersen & Co. under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements or financial statement schedule audited by Arthur Andersen & Co. or any omissions to state a material fact required to be stated therein.